Exhibit 99.1

Company Contact:

Mary C. Adams, Chief Administrative Officer

310-342-2229

madams@learningtree.com

LEARNING TREE ANNOUNCES FIRST QUARTER RESULTS

EL SEGUNDO, CA—February 13, 2006—Learning Tree International, Inc. (NASDAQ: LTRE) announced today consolidated revenues and earnings for the first quarter of its 2006 fiscal year.

Revenues for the quarter ended December 30, 2005 were $39.8 million compared with $39.8 million for the same quarter of the prior year. Income from operations for the quarter increased 15% to $3.0 million compared with $2.6 million for the same quarter of the prior year. Net income for the quarter was $2.2 million compared to $0.9 million for the same quarter of the prior year. Net income per basic and diluted share for the first quarter was $0.13 compared with $0.05 for the same quarter of the prior year.

“We are pleased to have achieved a third straight quarter of period-over-period increases in the number of attendees at our courses,” commented Mr. Nicholas R. Schacht, Learning Tree’s President and CEO. “Furthermore, our quarterly revenues in local currencies increased by approximately 3% compared to the same quarter of the prior year however, this increase was offset by a 3% decrease from the effects of foreign exchange rates.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to IT professionals and managers in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, applied management, project management and key business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable; inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in the discussion that follows, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements.

In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Exhibit 99.1, “Risk Factors” to Learning Tree’s Annual Report on Form 10-K (“Exhibit 99.1”). Please read that exhibit carefully. Some of the factors discussed in Exhibit 99.1 that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended
	(Unaudited)
	Dec. 30, 2005	Dec. 31, 2004

		(restated)
Revenues	$39,806	$39,762
Cost of revenues	18,954	18,842

Gross profit	20,852	20,920

Operating expenses:
Course development	2,298	1,805
Sales and marketing	9,341	9,788
General and administrative	6,255	6,750

Total operating expenses	17,894	18,343

Income from operations	2,958	2,577
Other income (expense), net	659	475

Income before income taxes	3,617	3,052
Income tax provision	1,374	2,165

Net income	$2,243	$887

Earnings per share basic and diluted	$0.13	$0.05

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	December 30, 2005	September 30, 2005
	(Unaudited)
Cash and cash equivalents	$58,076	$56,736
Available for sale securities	19,300	18,555
Accounts receivable, net	13,853	15,568
Prepaid expenses and other current assets	7,730	8,078

Total current assets	98,959	98,937
Equipment, long-term investments and other	33,127	33,041

Total assets	$132,086	$131,978

Accounts payable and accrued liabilities	$16,355	$19,064
Deferred revenue	44,163	44,956

Total current liabilities	60,518	64,020
Other liabilities	8,239	6,949

Total liabilities	68,757	70,969

Stockholders' equity	63,329	61,009

Total liabilities and stockholders' equity	$132,086	$131,978

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